Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Lindblad Expeditions Holdings, Inc. and Subsidiaries of our reports dated March 6, 2024, with respect to the consolidated financial statements of Lindblad Expeditions Holdings, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Lindblad Expeditions Holdings, Inc. and Subsidiaries included in the Annual Report (Form 10-K) of Lindblad Expeditions Holdings, Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in such prospectus.

/s/ Ernst & Young LLP

Hartford, CT

March 6, 2024